                                 EXHIBIT 11
                           LAW COMPANIES GROUP, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  For the Quarters                   For the Six Month Periods
                                                   Ended June 30,                          Ended June 30,
                                          ------------------------------      --------------------------------------
                                               1997              1996                1997                  1996
                                          ------------      ------------      ----------------      ----------------

Net income                                      $  968            $  924                $1,874                $  688
                                          ------------      ------------      ----------------      ----------------

Less:  preferred stock dividend and
 accretion                                        (175)               --                  (175)                   --
                                          ------------      ------------      ----------------      ----------------

Net income available to common
 shareholders                                   $  793            $  924                $1,699                $  688
                                          ============      ============      ================      ================

Average number of shares of common
 stock outstanding                               1,892             1,910                 1,894                 1,907


Assuming exercise of options based
 on the treasury stock method using
 average market price                               --                --                    --                    --
                                          ------------      ------------      ----------------      ----------------

Average number of primary shares of
 common stock outstanding                        1,892             1,910                 1,894                 1,907
                                          ============      ============      ================      ================

Primary earnings per share                      $  .42            $  .48                $  .90                $  .36
                                          ============      ============      ================      ================

Average number of shares of common
 stock outstanding                               1,892             1,910                 1,894                 1,907


Assuming exercise of options based
 on the treasury stock method using
 previous year end market price                     --                --                    --                    --
                                          ------------      ------------      ----------------      ----------------

Average number of shares of
     common stock outstanding
     assuming full dilution                      1,892             1,910                 1,894                 1,907
                                          ============      ============      ================      ================

Fully diluted earnings per share                $  .42            $  .48                $  .90                $  .36
                                          ============      ============      ================      ================
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NOTE:    For the quarter ended and the six month period ended June 30, 1997, the effect of the outstanding warrants and options are considered anti-
         dilutive.